UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 2, 2020

DIVERSIFIED HEALTHCARE TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-15319	04-3445278
(Commission File Number)	(IRS Employer Identification No.)

Two Newton Place, 255 Washington Street, Suite 300 Newton, Massachusetts	02458-1634
(Address of Principal Executive Offices)	(Zip Code)

617-796-8350

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of Beneficial Interest	DHC	The Nasdaq Stock Market LLC
5.625% Senior Notes due 2042	DHCNI	The Nasdaq Stock Market LLC
6.25% Senior Notes due 2046	DHCNL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

       In this Current Report on Form 8-K, the terms “we”, “us”, “our” and “the Company” refer to Diversified Healthcare Trust.

Item 1.01.	Entry into a Material Definitive Agreement.
Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 2, 2020, we issued $1.0 billion aggregate principal amount of our 9.750% Senior Notes due 2025, or the Notes, in an underwritten public offering. The Notes are fully and unconditionally guaranteed, on a joint and several basis and on a senior unsecured basis, by all of our subsidiaries, except for our foreign subsidiaries and certain other excluded subsidiaries. The Notes and the guarantees were issued under our Indenture, dated February 18, 2016, or the Base Indenture, between us and U.S. Bank National Association, as trustee, or U.S. Bank, and a supplemental indenture thereto, dated June 2, 2020, among us, the subsidiary guarantors and U.S. Bank, or the Supplemental Indenture, and, together with the Base Indenture, the Indenture. The Notes are our senior unsecured obligations and the guarantees are the subsidiary guarantors’ senior unsecured obligations.

The Notes are subject to certain restrictive financial and operating covenants, including covenants that restrict our and our subsidiaries’ ability to incur debts, including debts secured by mortgages on our properties, in excess of calculated amounts, and require us to maintain certain financial ratios.

The Notes bear interest at the rate of 9.750% per annum on the principal amount, payable semi-annually in arrears on June 15 and December 15 of each year. Interest will accrue on the Notes from June 2, 2020, and the first interest payment date will be December 15, 2020.

The Notes will mature on June 15, 2025, unless earlier redeemed or repurchased in accordance with the terms of the Indenture. Prior to June 15, 2022, we may, at our option, redeem all or a portion of the Notes at a redemption price equal to the outstanding principal amount of the Notes, plus accrued and unpaid interest, plus the make-whole amount set forth in the Indenture. Prior to June 15, 2022, we may also, at our option, redeem up to 40% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings at the redemption price set forth in the Indenture, so long as at least 50% of the original aggregate principal amount of the Notes remains outstanding after each such redemption. In addition, we have the option to redeem all or a portion of the Notes at any time on or after June 15, 2022 at the redemption prices set forth in the Indenture. We will be required to offer to repurchase the Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, up to, but not including, the repurchase date, if we experience a “change of control” under certain circumstances set forth in the Indenture.

We used the approximately $983.5 million of net proceeds from the offering of the Notes (after deducting estimated offering expenses and underwriters’ discounts) to repay our $250.0 million term loan and to reduce amounts outstanding under our revolving credit facility. Affiliates of certain of the underwriters were lenders under our $250.0 million term loan and are lenders under our revolving credit facility and therefore received pro rata portions of the net proceeds from the offering of the Notes that were used to repay our $250.0 million term loan or reduce amounts outstanding under our revolving credit facility.

The foregoing description of the Indenture, including the description of covenants contained therein, is qualified in its entirety by reference to the copies of the Base Indenture and the Supplemental Indenture attached as Exhibits 4.1 and 4.2 hereto, which are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

4.1	Indenture, dated February 18, 2016, between the Company and U.S. Bank National Association. (Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 18, 2016.)

4.2	Third Supplemental Indenture, dated June 2, 2020, among the Company, certain subsidiaries of the Company named therein as guarantors and U.S. Bank National Association, including the form of 9.750% Senior Notes due 2025. (Filed herewith.)

104	Cover Page Interactive Data File. (Embedded within the Inline XBRL document.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIVERSIFIED HEALTHCARE TRUST

By:	/s/ Richard W. Siedel, Jr.
Name:	Richard W. Siedel, Jr.
Title:	Chief Financial Officer and Treasurer

Dated:  June 5, 2020